Exhibit 99.1

Contact: Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_relations@whirlpool.com

WHIRLPOOL CORPORATION REPORTS FOURTH-QUARTER

AND FULL-YEAR 2009 RESULTS

Fourth-quarter revenue increases 13 percent

Strong improvement in operating profit

Company generates record free cash flow of $1.1 billion in 2009

BENTON HARBOR, Mich., February 2, 2010 — Whirlpool Corporation (NYSE: WHR) announced today that fourth-quarter net earnings rose 111 percent to $95 million, or $1.24 per diluted share, compared to $44 million, or $0.60 per diluted share reported during the same period last year. Fourth-quarter results included an expense of $46 million, or $0.40 per share after tax, due to an accrual related to a previously disclosed legal action pertaining to a collection dispute. Sales of $4.9 billion increased 13 percent from the $4.3 billion reported in the fourth quarter of 2008. Excluding the impact of foreign exchange translation, the company’s fourth-quarter sales increased approximately 5 percent.

Fourth-quarter operating profit totaled $199 million compared with $10 million in the prior year. Results were favorably impacted by cost reduction and productivity initiatives and increased sales volume. These favorable factors were partially offset by lower price/mix.

Full-year 2009 net earnings were $4.34 per diluted share compared to $5.50 per diluted share reported for 2008. The company reported annual net sales of $17.1 billion, a decrease of 10 percent from the prior year. Excluding the impact of foreign currency translation, sales declined approximately 6 percent from the prior year.

“In 2009, we significantly improved our global cost structure and operating performance despite a substantial decline in global demand levels,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “In addition, we generated record free cash flow and strengthened our financial position. I am pleased with our execution in this challenging environment, and we look to build upon our progress in 2010.”

Whirlpool generated free cash flow** of $1.1 billion during 2009 compared with $(0.1) billion during 2008. For the full-year 2009, the company reported cash flow from operations of more than $1.5 billion. Working capital, particularly due to reduced inventory balances, was a significant source of cash flow during the year.

FOURTH-QUARTER REGIONAL REVIEW

Whirlpool North America

Fourth-quarter sales of $2.6 billion increased 4 percent from the prior year, while North American unit shipments increased 8 percent. U.S. industry unit shipments of major appliances (T7)* increased 6 percent during the fourth quarter.

The North America region reported operating profit of $136 million compared to a loss of $(20) million in the previous year. The improvement was primarily the result of cost reduction, productivity initiatives and increased sales volume. These factors were partially offset by lower product price/mix.

Based on the current economic outlook, the company expects full-year 2010 U.S. industry unit shipments to increase between 2 percent and 4 percent.

Whirlpool Europe

Whirlpool Europe reported fourth-quarter sales of $956 million, a 2 percent increase from the prior year. Excluding the effects of currency, sales declined approximately 9 percent. Overall industry unit demand during the quarter declined approximately 8 percent from the prior year.

The region reported an operating profit of $19 million during the fourth quarter compared with $2 million reported in the previous-year period. Results were favorably impacted by lower costs and higher price/mix. These factors were partially offset by lower volume.

The company expects full-year 2010 industry unit shipments to be approximately equal to 2009 levels.

Whirlpool Latin America

Fourth-quarter net sales totaled $1.2 billion, an increase of 52 percent from the prior year. Excluding currency translation, sales increased approximately 28 percent.

Operating profit totaled $138 million in the fourth quarter compared with $110 million in the prior year. The improvement in profitability is primarily related to higher sales volumes, higher productivity and favorable foreign currency fluctuations. These items were partially offset by lower monetization levels of certain tax credits and lower price/mix.

The company currently anticipates full-year 2010 Brazilian appliance shipments will increase 5 percent to 10 percent compared to the previous year.

Whirlpool Asia

Whirlpool Asia reported fourth-quarter sales of $188 million, increasing 34 percent from the prior year. Excluding the impact of currency, sales increased 27 percent. Operating profit during the quarter totaled $6 million, an increase of $3 million from the prior year. The year-over-year increase in operating profit was mainly attributable to higher unit volume and was partially offset by lower price/mix.

The company anticipates full-year 2010 industry unit shipments in Asia to be up 3 percent to 5 percent compared to 2009 levels.

Outlook

For the full-year 2010, Whirlpool Corporation expects earnings per diluted share between $6.50 and $7.00. For the full year, the company expects to generate free cash flow** of approximately $400 to $500 million. The company’s earnings and free cash flow projections are based upon current economic forecasts and business plans.

“We have positioned the company to deliver strong earnings growth despite a continued challenging economic backdrop in the developed economies,” said Fettig. “Cost reduction, cash flow generation and balanced market execution remain key operating priorities. These efforts combined with our global brand portfolio, innovative product offerings and the value of innovation we bring to consumers will provide us with growth opportunities throughout the year.”

*	T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.
**	A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operations appears below under the heading “Cash Flow Reconciliation.”

FOURTH-QUARTER 2009 PRODUCT LAUNCHES

•	Whirlpool North America Region launched:

•	The Whirlpool brand Duet steam washer with FanFresh option offers a quiet fan that draws out moisture through a vent to help keep clothes smelling fresh and prevent wrinkles.

•	affresh dishwasher and disposal cleaner, the only national two-in-one cleaner for dishwashers and garbage disposals.

•

A new Jenn-Air brand premium appliance collection with models that include high-performance wall ovens and Pro-Style ranges that feature advanced touch pad controls and the most powerful convection elements on the market.

•

The Jenn-Air brand wall oven, as part of its new premium appliance collection, featuring the industry’s only 7-inch, touch-anywhere LCD screen. An interactive, menu-driven Culinary Center helps consumers achieve desired cooking results, while color images illustrate desired doneness options.

•	Whirlpool Europe Region launched:

•

A line of Bauknecht brand built-in ovens that combines best-in-class performance, high efficiency, ease of use and unique design. The new Kult, Kosmos and Komfort ovens offer a new style that supports the trend toward flush design.

•

The Bauknecht brand EcoStyle built-in dishwasher, featuring a third rack with removable cutlery trays, a patented PowerClean system and innovative steam technology to remove even the most stubborn, dried-on food. The dishwasher also features sensors that detect the soil level of the dishes to reduce water consumption by up to 50 percent and cycle times by up to 60 percent.

•	The Bauknecht brand induction cooktops with intelligent sensor control capable of adjusting power levels to avoid overboiling.

•	KitchenAid brand major appliances in Spain as part of the brand’s continued European expansion.

•	Whirlpool Latin America Region launched:

•

The Brastemp brand Inverse Black refrigerator featuring a bottom-mount freezer allowing easy access to refrigerated items. The Inverse Black refrigerator also offers the Bar Expert function, a compartment that is programmed to freeze drinks and notifies consumers when the beverage is at its optimum temperature.

•

The Consul brand CRM33 refrigerator, in white and stainless steel, featuring frost-free technology and a large freezer capacity. The refrigerator offers the highest classification for energy use to help to protect the earth’s climate and ozone.

•	Whirlpool Asia Region launched:

•

The Whirlpool brand Apollo washing machine. This is the first washing machine in the China market to feature an antimicrobial protection component, anti-secondary pollution component and sanitary wash cycle.

FOURTH-QUARTER 2009 AWARDS AND ACCOMPLISHMENTS

•

Whirlpool Corporation was named to the 2009 list of Top Companies for Leaders, ranking ninth for North America and 15th globally. Conducted by Hewitt Associates in partnership with The RBL Group and Fortune, the Global Top Companies for Leaders is the most comprehensive study of organizational leadership in the world.

•

Whirlpool Corporation was named one of the top 50 U.S. companies for social responsibility by the Boston College Center for Corporate Citizenship and Reputation Institute. Whirlpool Corporation ranked 23rd on the 2009 Boston College Corporate Social Responsibility Index (CSRI).

•

Whirlpool Corporation has achieved a record year for design awards under its Jenn-Air, KitchenAid, Whirlpool, Maytag and Bauknecht brands, with more than 30 honors throughout 2009. The awards recognize the company’s commitment to sustainability, design and style, and social responsibility.

•

In Latin America, the Brastemp brand was named the top laundry brand and Top Class A (most remembered brand among affluent consumers) by Folha de São Paulo, a leading Brazilian newspaper. The Consul brand was named the No. 1 brand in the refrigerator category in the Folha Top of Mind awards. This marks the 18th consecutive time Consul has been awarded the honor.

•

Embraco, Whirlpool Corporation’s compressor and cooling solutions business, was elected for the third consecutive year as the Most Innovative Company in the South of Brazil by the Ranking Champions of Innovation 2009.

•	Whirlpool France was named best Customer Care Service of the Year in the major domestic appliances sector of the ELU Service Client de l’Année awards.

•

Whirlpool India received the Indo-American Corporate Excellence Award for The Best U.S. Company in India. Whirlpool India was chosen based on a review of the company’s financial performance and talent management.

•	The Whirlpool brand Resource Saver refrigerator was recognized by Building Products magazine with a 2009 Green Products Award.

•	The Jenn-Air brand wall oven with seven-inch full-color touch-anywhere LCD screen was selected as an Innovations 2010 Design and Engineering Award honoree in the home appliances product category.

•

The Jenn-Air brand ductless downdraft cooktop was named one of the 100 Best New Products for 2009 by Professional Builder. The product was also named to the list of The 50 Best Products for Kitchens and Bath by Metropolitan Home Renovate magazine.

•

Amana brand top-mount color refrigerator concepts were awarded The 2009 Best Color Application by the China Fashion & Color Association. Based on this, Whirlpool Corporation was honored as the Most Fashionable Household Appliances 2009/10.

•	Three Amana brand refrigerators received Best Buy recognition by a leading consumer magazine.

•	The Gladiator GarageWorks Gladiator Claw Advanced Bike Storage device was awarded the 2009 Innovation Award from HANDY magazine.

•

In Europe, the Whirlpool brand Glamour oven won the prestigious French Janus design award. The oven offers a unique and radical alternative to what already existed on the market, with an oven that offers beauty without compromising functionality.

Cash Flow Reconciliation**

The table below reconciles actual 2009 and 2008 and projected 2010 cash provided by operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations. As defined by the company, free cash flow is cash provided by operations after capital expenditures and proceeds from the sale of assets/businesses.

	Twelve Months Ended December 31		2010 Outlook
(millions of dollars)	2009	2008
Cash (used in) / provided by operations	$1,550	$327	$925 -1,025
Capital expenditures	(541)	(547)	(525 – 575)
Proceeds from sale of assets	77	119	0 – 50

Free cash flow	$1,086	$(101)	$400 - 500

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $17 billion in 2009, 67,000 employees, and 67 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (2) the effects of the global economic crisis on our customers, suppliers and the availability of credit; (3) Whirlpool’s ability to continue its relationship with significant trade customers, and the ability of these trade customers to maintain or increase market share; (4) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (5) the ability of Whirlpool to manage foreign currency fluctuations; (6) product liability and product recall costs; (7) litigation and legal compliance risks; (8) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (9) inventory and other asset risk; (10) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (11) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (12) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and other postretirement benefit plans; (13) Whirlpool’s ability to obtain and protect intellectual property rights; (14) information technology system failures and data security breaches (15) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (16) the effects of governmental investigations or related actions by third parties; (17) the impact of labor relations; (18) our ability to attract, develop and retain executives and other qualified employees; (19) changes in the legal and regulatory environment, including environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

# # #

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Periods Ended December 31

(Millions of dollars, except per share data)

	Three Months Ended		Twelve Months Ended
	(Unaudited) 2009	(Unaudited) 2008	(Unaudited) 2009	2008
Net sales	$4,864	$4,315	$17,099	$18,907
Expenses
Cost of products sold	4,176	3,842	14,713	16,383
Selling, general and administrative (exclusive of intangible amortization)	427	379	1,544	1,798
Intangible amortization	7	7	28	28
Restructuring costs	55	77	126	149

Operating profit	199	10	688	549

Other income (expense)
Interest and sundry income (expense)	(65)	(66)	(175)	(100)
Interest expense	(41)	(53)	(219)	(203)

Earnings before income taxes and other items	93	(109)	294	246
Income tax benefit	(10)	(160)	(61)	(201)

Earnings before equity earnings	103	51	355	447
Equity in loss of affiliated companies	(1)	—	(1)	—

Net earnings	102	51	354	447
Less: Net earnings available to noncontrolling interests	(7)	(7)	(26)	(29)

Net earnings available to Whirlpool common stockholders	$95	$44	$328	$418

Per share of common stock
Basic net earnings available to Whirlpool common stockholders	$1.26	$0.60	$4.39	$5.57

Diluted net earnings available to Whirlpool common stockholders	$1.24	$0.60	$4.34	$5.50

Dividends	$0.43	$0.43	$1.72	$1.72

Weighted average shares outstanding (in millions)
Basic	75.1	74.1	74.6	75.1
Diluted	76.4	74.7	75.6	76.0

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of dollars, except per share data)

	(Unaudited) December 31, 2009	December 31, 2008
Assets
Current assets
Cash and equivalents	$1,380	$146
Accounts receivable, net of allowance for uncollectible accounts of $76 and $66 at December 31, 2009 and December 31, 2008, respectively	2,500	2,103
Inventories	2,197	2,591
Prepaid expenses	99	110
Deferred income taxes	295	580
Other current assets	554	514

Total current assets	7,025	6,044

Other assets
Goodwill, net	1,729	1,728
Other intangibles, net of accumulated amortization of $132 and $96 at December 31, 2009 and December 31, 2008, respectively	1,796	1,821
Other assets	1,427	954

Total other assets	4,952	4,503

Property, plant and equipment
Land	77	74
Buildings	1,207	1,186
Machinery and equipment	8,193	7,549
Accumulated depreciation	(6,360)	(5,824)

Total property, plant and equipment	3,117	2,985

Total assets	$15,094	$13,532

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$3,308	$2,805
Accrued expenses	632	530
Accrued advertising and promotions	475	440
Employee compensation	501	306
Notes payable	23	393
Current maturities of long-term debt	378	202
Other current liabilities	624	887

Total current liabilities	5,941	5,563

Noncurrent liabilities
Long-term debt	2,502	2,002
Pension benefits	1,557	1,505
Postretirement benefits	693	822
Other liabilities	641	567

Total noncurrent liabilities	5,393	4,896

Commitments and contingencies

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 105 million and 104 million shares issued at December 31, 2009 and December 31, 2008, respectively, 75 million and 73 million shares outstanding at December 31, 2009 and December 31, 2008, respectively	105	104
Additional paid-in capital	2,067	2,033
Retained earnings	4,193	3,993
Accumulated other comprehensive income (loss)	(868)	(1,259)
Treasury stock, 30 million shares and 31 million shares at December 31, 2009 and December 31, 2008, respectively	(1,833)	(1,865)

Total Whirlpool stockholders’ equity	3,664	3,006

Noncontrolling interests	96	67

Total equity	3,760	3,073

Total liabilities and stockholders’ equity	$15,094	$13,532

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31

(Millions of dollars)

	(Unaudited)
	2009	2008
Operating activities
Net earnings	$354	$447
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	525	597
Curtailment gain	(92)	—
Gain on disposition of assets	(4)	(60)
(Decrease) increase in LIFO inventory reserve	(41)	42
Equity in losses of affiliated companies, less dividends received	1	—
Changes in assets and liabilities:
Accounts receivable	(286)	300
Inventories	578	(174)
Accounts payable	326	(250)
Restructuring charges, net of cash paid	(14)	33
Taxes deferred and payable, net	(112)	(256)
Accrued pension	(84)	(123)
Employee compensation	213	(84)
Other	186	(145)

Cash provided by operating activities	1,550	327

Investing activities
Capital expenditures	(541)	(547)
Proceeds from sale of assets	77	119
Investment in related businesses	(35)	(5)

Cash used in investing activities	(499)	(433)

Financing activities
Proceeds from borrowings of long-term debt	872	545
Net (repayments) proceeds from short-term borrowings	(362)	101
Repayments of long-term debt	(210)	(131)
Dividends paid	(128)	(128)
Common stock issued	21	21
Purchase of treasury stock	—	(247)
Other	(49)	(20)

Cash provided by financing activities	144	141

Effect of exchange rate changes on cash and equivalents	39	(90)

Increase (decrease) in cash and equivalents	1,234	(55)
Cash and equivalents at beginning of year	146	201

Cash and equivalents at end of year	$1,380	$146